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                                                                     Exhibit 1.1

                         (CHINA EASTERN AIRLINES LOGO)

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                                  ANNOUNCEMENT
                 PROFIT ESTIMATE FOR THE SIX-MONTH PERIOD ENDED
                                30TH JUNE, 2005

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    This announcement is made as required under the relevant provisions of the
    Shanghai listing rules and regulations, and in compliance with the requirements of Rule 13.09(2) of the Hong Kong Listing Rules.

    Based on information currently available to the Company and preliminary unaudited calculations made in accordance with PRC GAAP, it is estimated that the Group will suffer a financial loss for the six-month period ended 30th June, 2005. SHAREHOLDERS OF THE COMPANY AND PUBLIC INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH ESTIMATE FOR REASONS MENTIONED HEREIN, BUT SHOULD EXERCISE CAUTION WHEN DEALING IN THE COMPANY'S SHARES.

    ----------------------------------------------------------------------------

China Eastern Airlines Corporation Limited (the "COMPANY") makes this announcement as required under the relevant provisions of the Shanghai listing rules and regulations, and in compliance with the requirements of Rule 13.09(2) of the Hong Kong Listing Rules.

In the first half of 2005, aviation fuel price continued to increase and maintained at a comparatively high level. Based on information currently available to the Company and preliminary unaudited calculations made in accordance with the PRC Accounting Standards and Regulations ("PRC GAAP"), it is estimated that the Company and its subsidiaries (the "GROUP") will suffer a financial loss for the six-month period ended 30th June, 2005. (The Company attained net profit of approximately RMB582,467,000, with earnings per share of approximately RMB0.1197, under PRC GAAP for the same period in 2004.)

The above estimate is made and announced as required under the relevant provisions of the Shanghai listing rules and regulations. Such estimate, which is neither audited nor reviewed by the Company's auditors, is prepared under PRC GAAP, and may (or may not) differ materially from the actual results of the Group prepared under the International Financial Reporting Standards. SHAREHOLDERS OF THE COMPANY AND PUBLIC INVESTORS ARE THEREFORE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE ESTIMATE, BUT SHOULD EXERCISE CAUTION WHEN DEALING IN THE COMPANY'S SHARES. The detailed interim results of the Group for the six-month period ended 30th June, 2005 will be provided in the 2005 interim results announcement to be made by the Company by 30th August, 2005.



                                        By order of the board of directors of
                                                [CHINESE CHARACTERS]

        CHINA EASTERN AIRLINES
        CORPORATION LIMITED
        LUO ZHUPING


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Director and Company Secretary
The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
14th July, 2005


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